EXHIBIT 21.1
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                 SUBSIDIARIES OF AMBASSADORS INTERNATIONAL, INC.

     1.   Ambassadors Education Group, Inc., a Delaware corporation

     2.   Ambassadors Programs, Inc., a Delaware corporation

     3.   Ambassadors Specialty Group, Inc., a Delaware corporation

     4.   Ambassadors Performance Group, Inc., a Delaware corporation

     5.   Ambassadors Performance Housing, Inc., a Delaware corporation
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